Exhibit 8.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

February 7, 2022

Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, NY 10020

Re:	Registration Statement on Form S-4, as amended (File No. 333-262070)

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated as of November 3, 2021 (as amended, the “Merger Agreement”), entered into by and among the Company, Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), RC Mosaic Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership (“Merger Sub”), Mosaic Real Estate Credit, LLC, a Delaware limited liability company (“MREC”), Mosaic Real Estate Credit TE, LLC, a Delaware limited liability company (“MREC TE”), MREC International Incentive Split, LP, a Delaware limited partnership (“MREC IIS,” and together with MREC and MREC TE, each a “Mosaic Merger Entity,” and, collectively, the “Mosaic Merger Entities”), Mosaic Real Estate Credit Offshore, LP, a Cayman Islands exempted limited partnership, MREC Corp Sub 1 (VO), LLC, a Delaware limited liability company, MREC Corp Sub 2 (LA Office), LLC, a Delaware limited liability company, MREC Corp Sub 3 (Superblock), LLC, a Delaware limited liability company, Mosaic Special Member, LLC, a Delaware limited liability company, Mosaic Secured Holdings, LLC, a Delaware limited liability company, and MREC Management, LLC, a Delaware limited liability company. This opinion letter will be filed as an exhibit to the registration statement on Form S-4 (File No. 333-262070) containing the prospectus/proxy statement filed with the Securities and Exchange Commission on February 7, 2022, as amended and supplemented through the date hereof (the “Registration Statement”). Unless otherwise indicated, any capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, each of the Mosaic Merger Entities will, subject to the satisfaction of the closing conditions set forth in the Merger Agreement with respect to each merger, merge with and into Merger Sub (each a “Merger,” and, collectively, the “Mergers”), with Merger Sub being the surviving entity of each Merger (the “Surviving Company”). Immediately following each Merger, the Surviving Company of such Merger will remain a wholly owned subsidiary of the Operating Partnership. As a result of the Mergers, the Operating Partnership will indirectly wholly own the Subject Companies, including MREC REIT Holdings, LLC, a Delaware limited liability company (“REIT Holdings”), MREC Domestic REIT Holdings, LLC, a Delaware limited liability company (“Domestic REIT Holdings”), and MREC TE REIT Pref Holdings, LLC, a Delaware limited liability company (“REIT Pref Holdings,” and together with REIT Holdings and Domestic REIT Holdings, the “Mosaic REITs,” and each a “Mosaic REIT”).

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Fort Worth | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

February 7, 2022

In connection with the opinion set forth in this letter, we have made such legal and factual inquiries as we have deemed necessary or appropriate, including examination of the Articles of Amendment and Restatement of the Company, the bylaws of the Company, the Registration Statement, the Merger Agreement, and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter (collectively, the “Reviewed Documents”). In addition, we have been provided with, and we are relying upon, a certificate (the “Certificate of Representations”) containing certain factual representations and covenants of officers of the Company, the Operating Partnership, and Waterfall Asset Management, LLC, a Delaware limited liability company (the “Manager”), relating to, among other things, the actual and proposed operations of the Company (including the actual operations of the companies that have merged with or into the Company). For purposes of our opinion, however, we have not made an independent investigation of the facts, representations and covenants set forth in the Reviewed Documents and the Certificate of Representations. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have assumed and relied on the representations that the information presented in the Reviewed Documents and the Certificate of Representations accurately and completely describes all material facts relevant to our opinion. We have assumed that all statements, representations and covenants set forth in the Reviewed Documents and the Certificate of Representations are true without regard to any qualification as to knowledge or belief. We are not, however, aware of any facts inconsistent with the representations contained in the Certificate of Representations or the facts in the Reviewed Documents. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. In addition to the foregoing assumptions, we have assumed, and with your consent are relying upon, the following: that (i) the Merger Agreement is valid and binding in accordance with its terms, (ii) the Mergers will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver or breach thereof), (iii) REIT Holdings qualified to be taxed as a real estate investment trust (“REIT”) under the Code for all taxable periods commencing with its taxable year ended December 31, 2016 and ending with its taxable year that will end as of the Effective Time, (iv) Domestic REIT Holdings qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 2018 and ending with its taxable year that will end as of the Effective Time, and (v) REIT Pref Holdings qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 2018 and ending with its taxable year that will end as of the Effective Time. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein, in the Reviewed Documents or in the Certificate of Representations may affect our opinion set forth herein.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that, commencing with its taxable year ended on December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and intended future organization and operation as described in the Registration Statement and as set forth in the Certificate of Representations will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Effective Time and thereafter.

February 7, 2022

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Consequences— Certain Material U.S. Federal Income Tax Consequences of the Combined Company,” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinion expressed herein is given as of the date hereof and is based upon the Code, the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion letter is provided to you for your use solely in connection with the transactions contemplated by the Registration Statements and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our express written consent or used in any other transaction or context. No opinion other than that expressly contained herein may be inferred or implied. This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act.

February 7, 2022

Very truly yours,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP